Exhibit 99.1

United Online Hires Mark Harrington As Executive Vice President and General Counsel

WOODLAND HILLS, Calif. — Aug. 7, 2015 — United Online, Inc. (NASDAQ: UNTD) announced today that Mark Harrington joined the company on August 3, 2015 as Executive Vice President and General Counsel. Mr. Harrington joins United Online with over 25 years of business experience, 20 years of in-house legal experience and 10 years of General Counsel, Corporate Secretary and Board Advisory experience. Mr. Harrington most recently served as Senior Vice President, General Counsel, and Corporate Secretary of Guidance Software, Inc., a leading provider of software solutions for digital investigations, where he oversaw the worldwide legal department, was the lead legal officer for the company’s 2006 IPO, and managed multi-jurisdictional SaaS, patent and employment litigation. Prior to joining Guidance Software in 2004, Mr. Harrington was the Division General Counsel and Senior Attorney for the Communications Infrastructure Group of Intel Corporation. Mr. Harrington joined Intel after helping successfully complete the merger and integration of Trillium Digital Systems in 2000. He also held previous legal positions at Munger, Tolles & Olson and Ticketmaster. Mr. Harrington received his Bachelor of Arts from UCLA and his law degree from Southwestern University School of Law, and is a member of the California State Bar.

Francis Lobo, President and CEO of United Online said “Mark’s strong legal and business experience in the technology industry are a valuable addition to our senior management team. As we continue to evolve our businesses and pursue new opportunities, we look forward to tapping his guidance and insight.”

About United Online®

United Online, Inc. (UNTD), through its operating subsidiaries, is a leading provider of consumer products and services over the Internet, where the company’s brands have attracted a large online audience that includes more than 100 million registered accounts. The Company’s primary Communications service is Internet access. The Company’s Commerce & Loyalty segment provides a complete web, browser and mobile shopper experience through a portfolio of apps, browser extensions and online portals and promotes commerce and other engagement from its loyalty marketing service. The Company’s Social Media segment provides social networking services and products. United Online is headquartered in Woodland Hills, CA, and operates through a global network of locations in the U.S., Germany, and India.

Contact

Investors:

Addo Communications
Kimberly Orlando
(310) 829-5400
investors@untd.com

Media:

Allison + Partners
Nicole Walker
(310) 496-4457
nicolew@allisonpr.com